INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES
      COMPUTATION OF RATIOS OF EARNINGS FOR THE NINE MONTHS
            ENDED SEPTEMBER 30, 1996 AND 1995
                  (DOLLARS IN THOUSANDS)



                                                      1996            1995
                                                ----------      ----------
                                                         (Unaudited)
Earnings:
Net Income                                      $  187,274      $  148,066
  Add:
    Provision for income taxes                     110,764          90,226
    Fixed charges                                  482,803         437,349
  Less:
    Capitalized interest                            37,359          38,985
                                                 ---------       ---------
  Earnings as adjusted (A)                      $  743,482      $  636,656
                                                ==========      ==========
Preferred dividend requirements                 $   12,576      $    9,633
Ratio of income before provision
    for income taxes to net income                    159%            161%
                                                 ---------       ---------
  Preferred dividend factor on pretax
    basis                                           19,996          15,509
                                                 ---------       ---------
Fixed Charges:
  Interest expense                                 427,282         398,364
  Capitalized interest                              37,359          38,985
  Interest factor of rents                          18,162            -
                                                 ---------       ---------
  Fixed charges as adjusted (B)                    482,803         437,349
                                                 ---------       ---------
Fixed charges and preferred stock
    dividends (C)                                $ 502,799       $ 452,858
                                                  ========        ========
Ratio of earnings to fixed charges
    (A) divided by (B)                               1.54x           1.46x
                                                     =====           =====

Ratio of earnings to fixed charges
    and preferred stock dividends
    (A) divided by (C)                              1.48x           1.41x
                                                    =====           =====

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